EXHIBIT 99.1

NEWS RELEASE	Media Contacts:
For Immediate Distribution	XenoPort, Inc.
Jackie Cossmon
+1-408-616-7220
ir@XenoPort.com

Astellas Pharma Inc.
Akihiro Tanaka, Ph.D.
Vice President, Corporate Communications
+81-3-3244-3201
XenoPort and Astellas Enter a License Agreement on XP13512 in Japan and Five Asian Countries
SANTA CLARA, CA and TOKYO, JAPAN — November 30, 2005 — XenoPort, Inc. (Nasdaq: XNPT) and Astellas Pharma Inc. (Astellas) announced today that they have entered into a license agreement for exclusive rights in Japan and several other Asian countries to develop and commercialize XP13512, XenoPort’s lead product candidate.
XP13512 is a Transported Prodrug™ of gabapentin. XP13512 is a new chemical entity that is designed by XenoPort to improve the pharmacokinetics and therapeutic benefits of gabapentin. Clinical trials conducted by XenoPort have demonstrated that, compared to oral gabapentin, oral XP13512 produced higher levels of gabapentin in the blood for a longer period of time. XP13512 has been shown in a Phase 2a clinical trial to be effective for the management of neuropathic pain in patients with post-herpetic neuralgia. In addition, two separate Phase 2 clinical trials have demonstrated the effectiveness of XP13512 in the treatment of symptoms in restless legs syndrome, or RLS, patients.
“We are delighted to enter into partnership with XenoPort on XP13512,” said Toichi Takenaka, Ph. D., President and CEO of Astellas. “XP13512 is an important addition to Astellas’ pipeline to increase our presence in the Japan and Asia markets. XP13512, with its unique properties, has shown significant efficacy as well as safety in the clinical trials conducted by XenoPort. Developing and commercializing XP13512 in Japan and Asia will deepen our commitment to contribute to the treatment of diabetes and CNS disease, the existing business franchise of Astellas.”
Ronald W. Barrett, Ph.D., XenoPort’s chief executive officer, stated, “We believe that Astellas is an ideal partner for XP13512 in the Japan and Asia markets. As a result of the development experience and commercial capabilities of Astellas, we believe this
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partnership will accelerate the availability of an important therapy to patients and enhance the commercialization of XP13512 in Japan and Asia. We value the clear commitment that Astellas has made to develop XP13512 for neuropathic pain, among other indications. With the strength of our clinical data and the additional financial resources provided through this licensing agreement, we are carefully reviewing our strategic and partnering options for XP13512 in the rest of the world. We remain focused on maximizing the value of this and other product candidates in our clinical development pipeline.”
Collaboration Arrangements
Under the terms of the agreement, Astellas has obtained exclusive rights to develop and commercialize XP13512 in Japan, Korea, the Philippines, Indonesia, Thailand and Taiwan. Astellas plans to initiate Phase 1 clinical trials in the middle of the next year. XenoPort will receive an initial license payment of $25 million. In addition, XenoPort is eligible to receive clinical and regulatory milestone payments totaling up to $60 million, including milestone payments of $10 million at the initiation and $5 million at the subsequent completion of XenoPort’s first Phase 3 clinical trial of XP13512 in RLS patients in the United States. XenoPort will receive royalties on any sales of XP13512 in the Astellas territory at a royalty rate in the mid-teens on a percentage basis.
Conference Call
XenoPort will host a conference call at 8:30 a.m. Eastern Time on December 1 to discuss the license agreement with Astellas. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 1-706-679-1417.
The replay of the conference call may be accessed via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 1-706-645-9291 for international callers. The reference number to enter the call and the replay of the call is 3018101.
About Astellas
Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. In April 2005, the company was formed through the merger of Fujisawa Pharmaceutical Co., Ltd. and Yamanouchi Pharmaceutical Co., Ltd. The organization is committed to becoming a global mega pharmaceutical company by combining outstanding R&D and marketing capabilities and continuing to grow in the world pharmaceutical market. For more information on Astellas Pharma Inc., please visit the company’s website at www.astellas.com.
About XenoPort
XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport
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mechanisms to improve the therapeutic benefits of existing drugs. XenoPort’s most advanced product candidate, XP13512, has successfully completed a Phase 2b clinical trial for the treatment of restless legs syndrome, or RLS, and a Phase 2a clinical trial for the management of post-herpetic neuralgia. XenoPort anticipates commencing Phase 3 clinical trials of XP13512 in RLS patients in the first half of 2006. XenoPort has also completed an initial Phase 1 clinical trial of XP19986, a Transported Prodrug of R-baclofen. This trial demonstrated that XP19986 was suitable for twice-a-day dosing and was well tolerated with few adverse events at the doses tested. XenoPort has commenced additional studies of XP19986, including a Phase 2a clinical trial in gastroesophageal reflux disease, or GERD, patients.
To learn more about XenoPort, please visit the web site at www.XenoPort.com.
Forward-Looking Statements
This press release contains “forward-looking” statements, including, without limitation, all statements related to the therapeutic and commercial potential of XP13512, including its commercial potential in Japan and Asia; future clinical development of XP13512; the strategic and partnering options for XP13512 in the rest of the world; the therapeutic and commercial potential of XP13512; the potential to receive clinical and regulatory milestone and royalty payments from Astellas; and our future clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability of the company and Astellas to successfully conduct the clinical trials for XP13512; the company’s dependence on its collaboration with Astellas for development of XP13512 in Japan and Asia; the uncertainty of the FDA and other regulatory approval processes; and the therapeutic and commercial value of XP13512. These and other risk factors are discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the Securities and Exchange Commission on November 3, 2005. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
XenoPort is a registered U.S. trademark.
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